Exhibit 99.1

Target Logistics, Inc. Secures $20 Million Line of Credit from Wells Fargo

Contact:
Paul G. Henning
Cameron Associates
212 554 5462
paul@cameronassociates.com

Baltimore, Maryland- March 20, 2007 - Target Logistics, Inc. (OTC BB: TARG), a domestic and international freight forwarder and logistics provider, today announced that the company has secured a new $20 million credit facility from Wells Fargo Bank National Association (Wells Fargo) for a term of three-years, increasing the company's available credit to $20 million.

Philip Dubato, Chief Financial Officer of Target Logistics said, “We are extremely pleased that this new facility increases Target's available credit by a third with more favorable terms. Our new facility will provide Target with greater financial flexibility to support its strategic growth goals at a time when the pipeline of available and potential acquisitions for Target is strong and expanding.”

Target Logistics, Inc. provides domestic and international time definite freight forwarding and logistics services through its wholly owned subsidiary, Target Logistic Services, Inc. Target has a network of offices in 35 cities throughout the United States and a worldwide agent network with coverage in over 70 countries. Its freight forwarding services include arranging for the total transport of customers' freight, including providing door to door service, distributions and reverse logistics.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although Target Logistics believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.